Exhibit 99.1

News

FOR IMMEDIATE RELEASE

Contact:

Lisa S. Westlake

Vice President

Investor Relations

212.553.7179

Lisa.Westlake@moodys.com

Anthony Mirenda

Director

Corporate Communications

212. 553.1316

Anthony.Mirenda@moodys.com

Moody’s Completes $300 Million Private Placement of Senior Unsecured Notes

New York - September 13, 2007 - Moody’s Corporation (NYSE:MCO) today filed a Form 8-K with the Securities and Exchange Commission indicating that the company has completed a private placement of $300 million aggregate principal amount of its 6.06% Series 2007-1 Senior Unsecured Notes due 2017.

The company now has a total of $1.2 billion of debt outstanding and an additional borrowing capacity of $100 million under its credit facilities. The issuance of the Series 2007-1 Notes reduced the borrowing capacity under the $500 million interim credit facility entered into on August 8, 2007 to $200 million.

The funds will be used primarily to refinance a portion of the bank debt incurred for general corporate purposes, including financing of the company’s continuing share repurchase program. As announced previously, Moody’s plans to return capital to shareholders by purchasing shares systematically as well as opportunistically when conditions are favorable.

Moody’s is an essential component of the global capital markets. It provides credit ratings, research, tools and analysis that help to protect the integrity of credit. Moody’s Corporation (NYSE: MCO) is the parent company of Moody’s Investors Service, which provides credit ratings and research covering debt instruments and securities; Moody’s KMV, a provider of quantitative credit analysis tools; Moody’s Economy.com, which provides economic research and data services; and Moody’s Wall Street Analytics, a provider of software tools and analysis for the structured finance industry. The corporation, which reported revenue of $2.0 billion in 2006, employs approximately 3,600 people worldwide and maintains a presence in 27 countries. Further information is available at www.moodys.com.

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